July 6, 2010

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549-0001

 Re:  RoomStore, Inc. -- Power of Attorney

Dear Sir or Madam:

This letter confirms that I have granted each of the individuals listed below the authority to, on my behalf, execute and file the Initial Statement of Beneficial Ownership of Securities (Form 3), the Statement of Changes in Beneficial Ownership of Securities (Form 4), and the Annual Statement of Changes in Beneficial Ownership (Form 5), as my attorney in fact.

Such power of attorney shall remain in full force and effect until either (a) I am no longer subject to the reporting requirements under Section 16 of the Securities Act of 1933, as amended or (b) I have provided you with written notice withdrawing this authority.

The individuals who are authorized to act as my Attorney-in Fact under this Power of Attorney are:

Brian D. Bertonneau
Lewis M. Brubaker, Jr.

This Power of Attorney is effective immediately upon filing with the U.S. Securities and Exchange Commission.

Sincerely,

/s/ Eugene I. Davis

Eugene I. Davis